Exhibit 99.1

VIRGIN MEDIA — THIRD QUARTER 2010 RESULTS

STRONG FINANCIAL PERFORMANCE

London, England, October 27, 2010 — Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announces results for the quarter ended September 30, 2010(1).

Revenue growth in all segments drives strong financial performance

•                              Total revenue up 6.4% to £978m

•                  Revenue growth in all areas, including strong growth in both Mobile and Business

•                              Fourth successive quarter of double-digit percentage OCF(2) growth, up 11.0% to £387m

•                              Operating income doubled to £102m from £51m

•                              Free cash flow(3) up 8.6% to £119m; last 12 months FCF up 18.2% versus previous 12 months

Operational performance driven by continued ARPU and customer increases

•                              Cable ARPU up 3.7% to a record £46.38

•                              Cable customers up 1.9% with 14,100 net new cable customers in Q3, up from 8,100 a year ago

•                  Cable gross additions of 236,000 up 10.4%

•                              Triple-play penetration increased to 62.7% and quad-play penetration increased to 11.5%, reflecting focus on bundling

•                              Pre-registration for UK’s fastest widely available broadband opens today; 100Mb broadband service further extends Virgin Media’s speed advantage

Continued improvement of Company’s capital structure

•                              Accelerated Stock Buyback programme of £125m completed; Board authority remains for £250m of further buybacks

•                              Effective increase of Convertible strike price from $19.22 to $35

•                  Execution of conversion hedges against 90% of convertible notes

•                  Would reduce future dilution by 21m shares, assuming $35 stock price in 2016

•                  Existing convertible noteholders unaffected

Neil Berkett, Chief Executive Officer of Virgin Media, said: “Our continued focus on exploiting our strategic advantages with the resulting multiple opportunities for revenue growth, as well as robust financial discipline has delivered another strong financial performance this quarter. We are extending our lead in broadband even further with the imminent availability of 100Mb as consumer demand for consistently faster broadband grows.

“Our confidence in our long term ability to maximize our advantages to deliver strong free cash flow means we have been able to begin to execute on our plans to return capital to stockholders. We have completed an initial buyback of £125m of stock and retain the authority for a further £250m in the coming months. Today, we have also announced, the execution of conversion hedges which should further benefit stockholders by effectively increasing the strike price of our convertible notes to $35.”

(1) Comparisons of financial and operating statistics are to the third quarter of 2009, unless otherwise stated.

(2) OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges and the most directly comparable GAAP measure is operating income.  OCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(3) Free Cash Flow is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations, and the most directly comparable GAAP measure is net cash provided by operating activities. FCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

Contacts

Investor Relations:

Richard Williams:                    +44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk

Sam Horrocks:     +44 (0) 20 7299 5353 / sam.horrocks@virginmedia.co.uk

Media:

Tavistock

Matt Ridsdale:     +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk

Lulu Bridges:                           +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a webcast and conference call for analysts and investors today at 8am ET / 1pm UK time. The presentation can be accessed live via webcast on our website, www.virginmedia.com/investors. Analysts and investors can dial in to the presentation by calling +1 718 354 1390 in the United States or +44 (0) 20 7806 1960 for international access, passcode “Virgin Media Inc.” for all participants. The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Wednesday, November 3, 2010. The dial-in replay number for the US is: +1 347 366 9565 and the international dial-in replay number is: +44 (0)20 7111 1244 passcode: 6337468#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Please refer below to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” for a more detailed discussion regarding these forward-looking statements.

Adjusted Financial Statements

The financial statements for prior periods have been adjusted to reflect the disposal of VMtv on July 12, 2010. The results of our Content segment are treated as discontinued operations.

SUMMARY FINANCIAL RESULTS (unaudited)

	Q3 2010	Q3 2009
	£m	£m
		(Adjusted)
Revenue
Cable	662.6	627.6
Mobile	143.5	134.1
Non-cable	20.1	14.4
Consumer segment - Total	826.2	776.1
Business segment	152.2	143.3
Total Revenue	978.4	919.4

OCF (1)	387.3	349.0

Operating income	101.7	51.1

FCF (1)	119.4	109.9

Net cash provided by operating activities	319.6	281.8

CONSUMER OPERATIONS STATISTICS (‘000s)

	Q3 2010	Q3 2009

Consumer products
Broadband
Cable	3,969.8	3,774.2
Non-cable	273.1	253.2
	4,242.9	4,027.4
Television
Digital TV	3,745.9	3,599.3
Analogue TV	20.8	60.4
	3,766.7	3,659.7
Telephone
Cable	4,161.0	4,120.0
Non-cable	161.2	124.9
	4,322.2	4,244.9
Mobile (2)
Contract	1,154.7	872.6
Total Consumer products	13,486.5	12,804.6

Net Consumer product adds
Broadband
Cable	33.8	39.0
Non-cable	1.3	7.5
	35.1	46.5
Television
Digital TV	17.2	56.0
Analogue TV	(2.4)	(19.0)
	14.8	37.0
Telephone
Cable	(14.3)	16.0
Non-cable	6.8	12.4
	(7.5)	28.4
Mobile
Contract	57.5	88.0

Total Net Consumer product adds in period	99.9	199.9

Cable ARPU (3)	£46.38	£44.71

Mobile ARPU (3)	£15.01	£13.41

Notes

(1) OCF and FCF are non-GAAP financial measures.  See Appendix F for a reconciliation of our non-GAAP financial measures to their nearest GAAP equivalents.

(2) The operating statistics relating to prepay mobile are included within Mobile Operation Statistics, as described elsewhere in this earnings release.

(3) See Appendices C2 and C4 for definitions of Cable and Mobile ARPU respectively.

OVERVIEW

Delivering strong financial performance

Strong revenue growth in all areas drove total revenue to £978m, up 6.4% compared to the previous year. Combined with continued cost control, this resulted in OCF increasing by 11.0% to £387m.

Operating income doubled to £102m from £51m. Free cash flow increased by 8.6% to £119m. Net cash provided by operating activities was up 13.4% at £320m.

Driving cable growth

Cable revenue growth of 5.6% was driven by a 3.7% increase in ARPU and 1.9% increase in the size of our cable customer base. Cable net additions in the quarter improved to 14,100 compared to 8,100 a year ago. Despite significantly increased marketing activity from some of our competitors during the quarter as the football season started, we maintained our financial discipline and elected not to aggressively increase our own marketing spend to counter this. As a result, churn increased slightly to 1.6% but, even with our measured approach, our gross cable additions showed strong growth and were up 10.4% in the quarter.

We opened 14 new retail outlets during the quarter and continued with the expansion of our unique fibre optic network, passing a further 42,000 homes.

Leading the next generation “broadband revolution”

Our total broadband base grew by 35,100 to 4.24m in the quarter. The quality and value of this base continued to increase as consumers seek faster and more reliable speeds. Over 700,000 customers now subscribe to our market leading 20Mb or 50Mb cable broadband services. This figure is up 41% year-on-year and means these customers now represent 18% of our total cable broadband base. It also includes over 90,000 50Mb customers which is up 24% compared to the previous quarter.

From today, existing and potential customers will be able to pre-register for our new 100Mb broadband service, capable of delivering speeds of up to almost ten times the UK average. This service will be rolled out across the network throughout 2011 but will be first available in parts of London, the south east and Yorkshire from the start of December 2010 and we continue to trial 200Mb speeds in customers’ homes. In addition, we have begun to upgrade upload speeds for all of our cable broadband customers to create a consistent 10:1 download to upload ratio across every tier.

Strengthening “Digital Entertainment”

We grew our TV base by 14,800 in the quarter to 3.77m customers. These viewers continue to enjoy our market-leading video-on-demand (VOD) service with well over half of them using and watching VOD as part of their everyday lives.

We have continued to aggressively expand our High Definition (HD) offering. Just over a year ago, we carried one HD channel, but we have increased this to 28 currently, including Sky Sports HD and Sky Movies HD. Basic HD channels are available to customers for no additional monthly fee and, as a result, our HD base is growing rapidly. We added 222,100 HD customers in the quarter to reach an installed base of 1.4m and HD penetration of 38%. During the quarter, we also added over 100,000 Sky premium subscribers to reach a total of 725,000 which included 52,000 customers who have subscribed to Sky Sports HD and/or Sky Movies HD since launch in August.

In September we launched the UK’s first 3D VOD TV service to be commercially available to millions of homes. We have an exclusive partnership in the UK with Samsung Electronics to explore and develop opportunities in the 3D marketplace; including expanding the number of our retail stores where 3D is showcased.

Work continues with TiVo to develop and launch our next generation TV service, which is on track to be installed in the first homes in the fourth quarter.

Exploiting Mobile

Mobile revenues were up 7% as we continued to grow our mobile contract subscriber base which increased by 32% in the last twelve months to 1.15m. Mobile ARPU increased by 12% due to the increased contract mix. Our strategic focus is to cross-sell mobile contracts into our cable customer base and we now have 516,500 cable households with one or more contract mobiles. Quad-play penetration, which also includes prepay, increased to 11.5%, compared to 10.6% a year ago.

Growing Business Data

Business revenues were up 6% driven mainly by continued strong growth in data revenues as we continued to exploit our strategic network advantage. Key data contracts were signed during the quarter with Kirklees Metropolitan Borough Council and East London NHS Foundation Trust.

The quarter also saw the launch of our first Virgin Media Business branded proposition, giving customers unrestricted, dedicated internet access for a flat fee.

Capital Return Programme Update

In our Q2 2010 financial results, we announced an initial £700m Capital Return programme and a target leverage ratio of approximately 3.0x Net Debt to OCF over the next two to three years.

During this quarter, we completed an Accelerated Stock Buyback to purchase £125m of our common stock. As a result, we repurchased approximately 9.3m shares of common stock at an average purchase price of $20.78 per share. We retain the authority for a further £250m of buybacks until August 2011.

Today, as the next step in our Capital Return programme, we have announced the execution of conversion hedges to effectively increase the strike price on 90% of our Convertible Senior Notes due 2016 from $19.22 to $35. The hedges are intended to reduce the potential dilution associated with the notes. For illustrative purposes, and assuming 90% conversion upon maturity in 2016, the effect of this transaction would reduce the number of shares issued by the Company by 21m assuming the notes are settled in stock and the stock price is $35 at conversion.

Assuming a stable stock price of $24 during the hedge period and stable foreign exchange rates, the cost of the conversion hedges would be approximately £190m to be paid in the fourth quarter of 2010. Assuming a November 2016 share price of $35, dilution of 21m shares would have been avoided at a cost of approximately $14.23 per share.

The conversion hedges do not change the terms of the notes from a noteholder perspective, and they do not alter the conversion date of November 15, 2016.

For further details on our Capital Return programme and the conversion hedges, please refer to page 8.

RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010

Note: Unless otherwise stated, all comparisons of financial and operating statistics are to the third quarter of 2009.

TOTAL REVENUE

Total revenue in the third quarter was up 6.4% to £978.4m. Revenue movements are discussed further below.

CONSUMER SEGMENT

Cable

Cable revenue in the third quarter was up 5.6% at £662.6m reflecting 3.7% growth in cable ARPU to £46.38 and 1.9% growth in the cable customer base.

Gross cable customer additions in the third quarter were up 10.4% to 236,000. Average monthly churn increased from 1.5% to 1.6% due to intense marketing activity by some of our competitors. The overall cable customer base increased to 4.78m, with net additions of 14,100 for the quarter which compares to 8,100 a year ago. Successful bundling and cross-sell was reflected in continued growth in triple-play, which reached a record 62.7% compared to 60.1% a year ago, and quad-play penetration of 11.5% compared to 10.6% a year ago.

Cable Broadband

Broadband net additions were 33,800 compared to 39,000 in the same quarter last year. The focus on up-sell has significantly improved tier mix and the number of customers on our top two broadband tiers (20Mb and 50Mb) has increased by 40.7% to 708,300 as more customers demand superfast broadband. At the end of the quarter, we had 91,600 50Mb customers, up by 23.8% compared to the previous quarter.

Television

Total TV net additions were 14,800 in the quarter compared to 37,000 in the same quarter last year. On a monthly basis, 59% of our TV customers use VOD. Average monthly VOD views were 73m, up 10.8%. During the quarter, we added 222,100 HD customers to reach an installed base of 1.42m. This represents 37.8% penetration of TV customers.

Telephony

Cable telephony net disconnects for the quarter were 14,300, compared to net additions of 16,000 a year ago. The percentage of telephony subscribers to our unmetered tiers (or Talk plans) increased to 56% compared to 54% a year earlier.

Mobile

Mobile revenue in the quarter was £143.5m, up 7.0%, reflecting ARPU growth driven by the increased number of contract customers. We have continued to concentrate on selling mobile services to our existing cable customer base and 706,000 of our cable customers now take at least one mobile phone service from us with 516,500 taking at least one contract mobile.

Contract net additions for the quarter were 57,500 and at the quarter-end we had 1,154,700 contract subscribers representing 38% of our total mobile subscribers and growth of 32% in contract subscribers in the last twelve months.

The number of prepay net disconnections in the quarter was 63,900 compared to 126,200 in the same quarter last year. The loss of prepay subscribers reflects the competitive market and our strategy of focusing on contract due to the higher churn, low tariffs and lower overall lifetime value of prepay customers.

Non-cable

Non-cable revenue was up 39.6% at £20.1m due to the launch of wholesale line rental in August 2009 which allows us to sell a telephone line rental bundled with our broadband and voice products. Customer net additions during the quarter were 1,400 compared to 9,700 in the same quarter last year.

BUSINESS SEGMENT

Business revenue was £152.2m, up 6.2%, mainly due to strong growth in data and wholesale revenues. Retail data revenue was up 10.3% to £61.1m, reflecting our successful strategy of focusing on higher margin data revenue and increasing demand for our data products. Wholesale revenue was up 12.8% at £40.6m mainly due to increased carriage of mobile voice traffic. Retail voice revenue was down 7.0% to £41.2m as a result of declining telephony usage and pricing. Local Area Network (“LAN”) Solutions revenue was up 22.4% at £9.3m due to increased equipment sales and project revenues.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC’s programme library and other acquired programming which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £6.7m in the quarter and £20.2m for the year-to-date. UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating income or OCF. Virgin Media’s investment in UKTV is carried on the balance sheet at September 30, 2010 at £349m, which includes loans to fund its operations totalling £113m.

Virgin Media received £2.6m from UKTV in the form of loan capital repayments during the quarter and £15.0m in the year-to-date. Virgin Media also received cash payments from UKTV in the quarter totaling £9.1m, and £23.9m in the year-to-date, which consisted of dividends, interest payments and payments for consortium tax relief.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation and amortization) were £395.6m in the quarter, up 5.6% compared to total revenue growth of 6.4%. Consequently, total gross margin percentage(1) in the quarter improved to 59.6% from 59.3% in the third quarter last year.

SG&A was flat at £195.5m, as increases in marketing and employee and outsourcing costs, were offset by savings in other areas. SG&A as a percentage of revenue fell from 21.3% to 20.0%.

(1) Total gross margin percentage is defined as total revenue less total operating costs, divided by total revenue.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF(2) increased to £387.3m in the quarter, up 11.0% mainly due to the growth in revenue. As a result, OCF margin(2) (OCF as a percentage of revenue) improved to 39.6% from 38.0%.

(2) OCF and OCF margin are non-GAAP financial measures. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

OPERATING INCOME

Operating income was £101.7m, up from £51.1m, mainly due to increased revenue and lower amortization. Operating income as a percentage of revenue was 10.4%.

Restructuring and other charges of £4.5m were incurred during the quarter compared to £1.6m in the same quarter last year.

Depreciation expense was up 3.9% at £244.4m primarily as a result of increases in depreciation in respect of new fixed assets, partially offset by fixed assets becoming fully depreciated. Amortization expense was £36.7m, down 39.8% mainly due to the cessation of amortization of certain intangible assets that became fully amortized in 2009.

NET INCOME FROM CONTINUING OPERATIONS

Net income from continuing operations was £27.6m compared to a loss of £63.3m a year ago. The improvement was mainly due to higher operating income and foreign currency gains, partially offset by losses on derivative instruments.

DISPOSAL OF VMTV

The disposal of VMtv completed on July 12, 2010 and BSkyB paid an initial £105m on that date. In September, the disposal received full UK regulatory clearance and consequently we received a further purchase price installment of £55m from BSkyB. The gain on disposal of £14.4m is net of deferred tax expense of £13.2m. The disposal of this business did not result in cash tax paid.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis)(3) were up 15.5% at £174.3m mainly due to increases in spend for both consumer premise equipment and scaleable infrastructure. CPE spend increased due to greater demand for HD boxes and broadband routers. Scaleable infrastructure increased primarily due to capacity upgrades.

The total purchase of fixed assets and intangible assets was up 25.0% at £150.5m mainly due to increased fixed asset additions (accrual basis).

(3) Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

FREE CASH FLOW

Free Cash Flow(4) was up 8.6% to £119.4m mainly due to increased OCF, partially offset by higher purchase of fixed assets and intangible assets. Net cash provided by operating activities was up 13.4% at £319.6m.

(4) Free Cash Flow is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of September 30, 2010, long term debt, net of £218m current portion, was £5,765m. Total debt consisted of £1,675m outstanding under our Senior Credit Facility, £2,055m of Senior Notes, £1,490m of Senior Secured Notes, £528m of Convertible Senior Notes and £236m of capital leases and other indebtedness. Cash and cash equivalents were £610m.

Interest expense in the third quarter was £118.2m, down 1.5%.

Capital Return programme update

Following our refinancing actions earlier in the year and on the basis of our strong cash flows, we are managing Virgin Media’s capital structure proactively in a manner which delivers appropriate returns to investors while aiming to ensure we retain suitable investment in the business to sustain our competitive advantage.

To that end, we are targeting a leverage ratio of Net Debt to OCF of approximately 3.0x over the next two to three years. We believe this target leverage ratio will allow for meaningful flexibility to reinvest in and expand our business, and will provide for appropriate strategic and financial flexibility, strong credit quality and access to the capital markets, while maximizing the total returns available to our stockholders through stock price appreciation.

We will seek to achieve this leverage ratio target by means of a combination of ongoing cash generation and our intended range of specific capital optimization actions, namely (i) an initial application of up to £700m, in part towards transactions relating to our equity and debt, including related derivative transactions; and (ii) scheduled debt amortization of £525m between 2011 and 2013.

As a core component of this programme, our Board of Directors has authorized the repurchase of up to £375m of our common stock by August 2011. We intend to implement this stock buyback programme through open market and/or privately negotiated transactions, which may include derivative transactions. We are maintaining our current dividend policy, which we will continue to review over time.

As a first step towards the implementation of this planned repurchase of £375m of common stock, we completed an Accelerated Stock Buyback programme to purchase £125m of our common stock during the third quarter. As a result, we repurchased approximately 9.3m shares of common stock at an average purchase price per share of common stock of $20.78. At the end of the quarter we had approximately 322m shares outstanding.

The balance of the £700m target, after taking into account the total £375m common stock programme, may be used in transactions relating to our debt and convertible debt, which may be effected through open market, privately negotiated, and/or derivative transactions.

Today, as the next step in our Capital Return programme, we have announced that we have executed conversion hedges intended to reduce potential dilution associated with our Convertible Senior Notes due 2016 and this will result in an outlay of cash based on our stock price during the initial period whilst the hedge is executed by the counterparties. For holders of Virgin Media common stock, the impact of these conversion hedges is to limit potential dilution of 90% of the notes by raising the effective conversion price from the current level of $19.22 to $35. For illustrative purposes, and assuming 90% conversion at maturity in 2016, the effect of this transaction would offset the number of shares issued by 21.1m assuming the notes are share settled and the stock price is $35 at conversion. This is the maximum potential anti-dilutive benefit and the counterparties would deliver a lesser number of shares if the price exceeds $35. The conversion hedges do not change the terms of the notes from a noteholder perspective, and they do not alter the conversion date of November 15, 2016. Assuming a stable stock price of $24 during the initial period whilst the hedge is being executed and stable foreign exchange rates, the cost of the conversion hedges would be approximately £190m.

The conversion hedges relate to 90%, or $900m, of the outstanding principal amounts of the notes. Hedging 90% of the notes allows for a small proportion of noteholders who seek conversion prior to maturity, subject to the terms of the indenture with no effect on the conversion hedges.

In connection with establishing their initial hedge of the convertible note hedge transactions, the conversion hedge counterparties or their affiliates are expected to purchase shares of our common stock and/or enter into derivative transactions with respect to our common stock during a hedge period immediately following the date hereof. In addition, the counterparties have informed us that they are likely to modify their hedge positions by purchasing or selling shares of our common stock or other of our securities (including the Convertible Senior Notes) in secondary market transactions and/or entering into or unwinding various derivative transactions with respect to our common stock during the remaining term of the notes, and may do so during the observation period relating to conversion of the notes. This activity could also affect the market price of our common stock or the value of the notes, which could affect a noteholder’s ability to convert the notes and, to the extent the activity occurs during the observation period relating to conversion of the notes, it could affect the number of shares and the value of the consideration that a noteholder will receive upon conversion of the notes.

The form of confirmation documenting the conversion hedges will be available as an exhibit to a Form 8-K filing with the SEC, and the description above is qualified by the actual terms of the confirmations.

The open market, privately negotiated and derivative transactions described above may be implemented by our brokers within certain pre-set parameters and purchases may continue during closed periods in accordance with applicable restrictions.  The stock so reacquired will be held in treasury or cancelled.  The derivative transactions could be used to offset the potential dilution on conversion of our convertible debt and, in the event of such transactions, the counterparties may hedge their liabilities through transactions in our common stock.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include:

•                  the ability to compete with a range of other communications and content providers;

•                  the effect of technological changes on our businesses;

•                  the ability to maintain and upgrade our networks in a cost-effective and timely manner;

•                  possible losses of revenues or customers due to systems failures;

•                  the ability to control unauthorized access to our network;

•                  our reliance on third-party suppliers and contractors to provide necessary hardware, software or operational support;

•                  the continued right to use the Virgin name and logo;

•                  the ability to manage customer churn;

•                  general economic conditions;

•                  the ability to provide attractive programming at a reasonable cost;

•                  the ability to implement our restructuring plan successfully and realize the anticipated benefits;

•                  currency and interest rate fluctuations;

•                  the ability to fund debt service obligations and refinance our debt obligations;

•                  the ability to obtain additional financing in the future; and

•                  the ability to comply with restrictive covenants in our indebtedness agreements.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2009, or the 2009 Annual Report, as filed with the U.S. Securities and Exchange Commission, or SEC, on February 26, 2010. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. We evaluate operating performance and liquidity based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF), (ii) Free Cash Flow (FCF), (iii) fixed asset additions (accrual basis), and (iv) Net Debt, as we believe these are important measures of the operational strength of our business and our liquidity.

OCF is most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed asset additions (accrual basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows.  Net Debt is most directly comparable to the GAAP financial measure long term debt (net of current portion). Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss), net cash provided by operating activities, purchase of fixed and intangible assets and long term debt (net of current portion), respectively.

Please see Appendix F for a discussion of our use of non-GAAP financial measures and reconciliations of OCF, FCF and fixed asset additions (accrual basis) to their nearest GAAP equivalents.

Appendices:

A)	Financial Statements
• Condensed Consolidated Statement of Operations
• Condensed Consolidated Balance Sheets
• Condensed Consolidated Statement of Cash Flows
• Quarterly Condensed Consolidated Statement of Operations
• Additional Quarterly Condensed Consolidated Statement Cash Flow Information
B1)	Quarterly Segment Revenue and Contribution, OCF and Operating Income
B2)	Quarterly Costs and Expenses
C1)	Consumer Operations Statistics
C2)	Cable Operations Statistics
C3)	Non-Cable Operations Statistics
C4)	Mobile Operations Statistics
D)	Free Cash Flow Calculation (FCF)
E)	Fixed Asset Additions (Accrual Basis)
F)	Use of Non-GAAP Financial Measures and Reconciliations to GAAP

A) FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
		(Adjusted)		(Adjusted)

Revenue	£978.4	£919.4	£2,872.0	£2,722.6
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	395.6	374.6	1,166.5	1,149.1
Selling, general and administrative expenses	195.5	195.8	598.9	591.7
Restructuring and other charges	4.5	1.6	11.4	30.6
Depreciation	244.4	235.3	733.4	700.9
Amortization	36.7	61.0	110.9	183.3
	876.7	868.3	2,621.1	2,655.6
Operating income	101.7	51.1	250.9	67.0
Other income (expense)
Interest expense	(118.2)	(120.0)	(359.1)	(331.3)
Loss on extinguishment of debt	—	(9.4)	(70.0)	(16.7)
Share of income from equity investments	6.7	5.1	21.4	7.2
(Loss) gain on derivative instruments	(24.7)	43.6	(52.9)	(104.1)
Foreign currency gains (losses)	43.6	(49.8)	(33.9)	107.6
Interest income and other, net	0.8	1.3	4.7	6.6
Income (loss) from continuing operations before income taxes	9.9	(78.1)	(238.9)	(263.7)
Income tax benefit	17.7	14.8	34.7	2.4
Income (loss) from continuing operations	27.6	(63.3)	(204.2)	(261.3)
Discontinued operations
Gain on disposal, net of tax of £13.2	14.4	—	14.4	—
(Loss) income from discontinued operations, net of tax	(0.2)	3.2	11.3	(2.1)
Net income (loss)	£41.8	£(60.1)	£(178.5)	£(263.4)

Basic and diluted income (loss) from continuing operations per common share	£0.08	£(0.19)	£(0.62)	£(0.79)
Basic and diluted income (loss) from discontinued operations per common share	£0.04	£0.01	£0.08	£(0.01)
Basic and diluted net income (loss) per common share	£0.13	£(0.18)	£(0.54)	£(0.80)
Dividends per share (in U.S. dollars)	$0.04	$0.04	$0.12	$0.12

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value) (unaudited)

	September 30,	December 31,
	2010	2009
		(Adjusted)
Assets
Current assets
Cash and cash equivalents	£609.8	£430.5
Restricted cash	4.6	6.0
Accounts receivable - trade, less allowances for doubtful accounts of £6.3 (2010) and £9.0 (2009)	426.2	403.1
Inventory for resale	19.2	12.9
Derivative financial instruments	1.8	2.2
Prepaid expenses and other current assets	107.0	95.0
Current assets held for sale	—	152.8
Total current assets	1,168.6	1,102.5
Fixed assets, net	4,879.4	5,045.8
Goodwill and other indefinite-lived assets	2,017.5	2,017.8
Intangible assets, net	155.1	265.9
Equity investments	348.9	359.9
Derivative financial instruments	167.6	235.1
Deferred financing costs, net of accumulated amortization of £18.6 (2010) and £136.1 (2009)	103.5	112.2
Other assets	51.1	50.8
Total assets	£8,891.7	£9,190.0

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£296.8	£312.5
Accrued expenses and other current liabilities	396.2	404.4
Derivative financial instruments	—	17.8
Restructuring liabilities	45.2	57.3
VAT and employee taxes payable	94.2	67.0
Interest payable	126.8	126.6
Deferred revenue	298.8	282.8
Current portion of long term debt	218.0	41.2
Current liabilities held for sale	—	83.8
Total current liabilities	1,476.0	1,393.4
Long term debt, net of current portion	5,765.3	5,933.5
Derivative financial instruments	89.7	106.8
Deferred revenue and other long term liabilities	251.2	182.0
Deferred income taxes	82.6	83.0
Total liabilities	7,664.8	7,698.7

Commitments and contingent liabilities

Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2010 and 2009) shares; issued 332.3 (2010) and 330.8 (2009) and outstanding 322.3 (2010) and 330.8 (2009) shares	1.8	1.8
Treasury stock (at cost)	(122.5)	—
Additional paid-in capital	4,514.5	4,483.2
Accumulated other comprehensive income	53.8	22.5
Accumulated deficit	(3,220.7)	(3,016.2)
Total shareholders’ equity	1,226.9	1,491.3
Total liabilities and shareholders’ equity	£8,891.7	£9,190.0

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Nine months ended September 30,
	2010	2009
		(Adjusted)
Operating activities:
Net loss	£(178.5)	£(263.4)
(Income) loss from discontinued operations	(25.7)	2.1
Loss from continuing operations	(204.2)	(261.3)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	844.3	884.2
Non-cash interest	16.1	43.3
Non-cash compensation	21.4	12.0
Loss on extinguishment of debt	70.1	15.8
Income from equity accounted investments, net of dividends received	(6.8)	(5.5)
Unrealized losses on derivative instruments	124.5	113.9
Unrealized foreign currency gains	(87.9)	(130.7)
Income taxes	(13.9)	0.4
Amortization of original issue discount and deferred finance costs	15.5	25.8
Other	0.3	(1.0)
Changes in operating assets and liabilities, net of effect from business disposals	(7.1)	(43.2)
Net cash provided by operating activities	772.3	653.7

Investing activities:
Purchase of fixed and intangible assets	(478.0)	(412.5)
Principal repayments on loans to equity investments	15.0	8.9
Decrease in restricted cash	1.4	—
Proceeds from sale of fixed assets	35.8	2.9
Disposal of sit-up, net	—	(17.5)
Disposal of Virgin Media TV, net	160.0	—
Other	0.9	(2.5)
Net cash used in investing activities	(264.9)	(420.7)

Financing activities:
New borrowings, net of financing fees	3,072.1	928.8
Repurchase of common stock	(122.5)	—
Proceeds from employee stock option exercises	9.9	0.7
Principal payments on long term debt, including redemption premiums, and capital leases	(3,225.9)	(1,035.1)
Dividends paid	(26.0)	(25.1)
Realized gain on derivatives	—	88.3
Net cash used in financing activities	(292.4)	(42.4)

Cash flow from discontinued operations:
Net cash used in operating activities	(37.9)	(18.5)
Net cash used in investing activities	—	(0.7)
Net cash used in discontinued operations	(37.9)	(19.2)

Effect of exchange rate changes on cash and cash equivalents	2.2	(1.4)
Increase in cash and cash equivalents	179.3	170.0
Cash and cash equivalents, beginning of period	430.5	181.6
Cash and cash equivalents, end of period	£609.8	£351.6

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£331.4	£253.2

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
			(Adjusted)	(Adjusted)	(Adjusted)

Revenue	£978.4	£964.2	£929.4	£941.3	£919.4

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	395.6	394.1	376.8	379.6	374.6
Selling, general and administrative expenses	195.5	200.4	203.0	194.6	195.8
Restructuring and other charges	4.5	6.5	0.4	9.8	1.6
Depreciation	244.4	246.5	242.5	227.8	235.3
Amortization	36.7	37.1	37.1	59.8	61.0
Goodwill and intangible asset impairments	—	—	—	4.7	—
Total costs and expenses	876.7	884.6	859.8	876.3	868.3
Operating income	101.7	79.6	69.6	65.0	51.1
Other income (expense)
Interest expense	(118.2)	(117.6)	(123.3)	(123.8)	(120.0)
Loss on extinguishment of debt	—	(37.1)	(32.9)	(37.8)	(9.4)
Share of income from equity investments	6.7	7.1	7.6	6.9	5.1
(Loss) gains on derivative instruments	(24.7)	(7.2)	(21.0)	(10.4)	43.6
Foreign currency (losses) gains	43.6	(10.1)	(67.4)	11.4	(49.8)
Interest income and other, net	0.8	2.8	1.1	(0.4)	1.3
Income (loss) from continuing operations before income taxes	9.9	(82.5)	(166.3)	(89.1)	(78.1)
Income tax benefit	17.7	14.0	3.0	0.1	14.8
Income (loss) from continuing operations	27.6	(68.5)	(163.3)	(89.0)	(63.3)
Discontinued operations
Gain on disposal, net of tax	14.4	—	—	—	—
Income (loss) from discontinued operations, net of tax	(0.2)	8.6	2.9	(5.4)	3.2
Net Income (loss)	£41.8	£(59.9)	£(160.4)	£(94.4)	£(60.1)

Basic and diluted loss from continuing operations per common share	£0.08	£(0.21)	£(0.50)	£(0.27)	£(0.19)
Basic and diluted loss from discontinued operations per common share	£0.04	£0.03	£0.01	£(0.02)	£0.01
Basic and diluted net loss per share	£0.13	£(0.18)	£(0.49)	£(0.29)	£(0.18)

QUARTERLY CONDENSED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Three months ended,
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
			(Adjusted)	(Adjusted)	(Adjusted)
Operating activities
Net income (loss)	£41.8	£(59.9)	£(160.4)	£(94.4)	£(60.1)
(Income) loss from discontinued operations	(14.2)	(8.6)	(2.9)	5.4	(3.2)
Loss from continuing operations	27.6	(68.5)	(163.3)	(89.0)	(63.3)

Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	281.1	283.7	279.5	287.6	296.3
Goodwill and intangible asset impairments	—	—	—	4.7	—
Non-cash interest	29.2	(18.7)	5.6	(26.0)	79.8
Non-cash compensation	6.2	7.9	7.3	7.4	6.1
Loss on extinguishment of debt	—	37.3	32.8	37.8	9.0
(Income) loss from equity accounted investments, net of dividends received	(0.7)	(2.0)	(4.1)	(6.9)	(4.0)
Unrealized foreign currency (gains) losses	(43.4)	(78.7)	34.2	(28.1)	46.7
Unrealized losses (gains) on derivative instruments	18.3	59.7	46.5	19.4	(41.1)
Income taxes	(3.7)	(9.6)	(0.6)	2.4	(13.1)
Amortization of original issue discount and deferred financing costs	5.0	5.2	5.3	8.2	7.8
Other	0.7	(0.8)	0.4	2.2	0.7
Changes in operating assets and liabilities	(0.7)	35.0	(41.4)	20.1	(43.1)
Net cash provided by operating activities	319.6	250.5	202.2	239.8	281.8

Investing activities
Purchase of fixed and intangible assets	(150.5)	(146.0)	(181.5)	(155.5)	(120.4)
Principal repayments (drawdowns) on loans to equity investments	2.5	11.3	1.2	3.6	8.2
Disposal of Virgin Media TV, net	160.0
Decrease in restricted cash	0.9	0.5	—	—	—
Proceeds from the sale of fixed assets	35.2	(0.6)	1.2	1.3
Other	0.5	0.6	(0.2)	—	(0.4)
Net cash used in investing activities	48.6	(134.2)	(179.3)	(150.6)	(112.6)

Financing activities
New borrowings, net of financing fees	(0.6)	1,624.9	1,447.8	681.4	356.0
Repurchase of common stock	(122.5)	—	—	—	—
Proceeds from employee stock option exercises	3.1	1.2	5.6	1.8	0.8
Principal payments on long term debt, including redemption premiums, and capital leases	(15.6)	(1,745.4)	(1,464.9)	(702.3)	(409.2)
Dividends paid	(8.2)	(9.0)	(8.8)	(8.2)	(8.1)
Net cash (used in) provided by financing activities	(143.8)	(128.3)	(20.3)	(27.3)	(60.5)

Cash flow from discontinued operations
Net cash (used in) provided by operating activities	(27.5)	4.6	(15.0)	17.7	(3.4)
Net cash used in investing activities	—	—	—	(0.3)	(0.2)
Net cash provided by (used in) discontinued operations	(27.5)	4.6	(15.0)	17.4	(3.6)

Effect of exchange rate changes on cash and cash equivalents	(2.0)	1.6	2.6	(0.4)	0.5
(Decrease) increase in cash and cash equivalents	194.9	(5.8)	(9.8)	78.9	105.6
Cash and cash equivalents at beginning of period	414.9	420.7	430.5	351.6	246.0
Cash and cash equivalents at end of period	£609.8	£414.9	£420.7	£430.5	£351.6

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£83.3	£139.1	£109.0	£151.0	£24.9

B1) QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, TOTAL OCF AND OPERATING INCOME

(in £ millions) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
			(Adjusted)	(Adjusted)	(Adjusted)
Revenue
Consumer segment
Cable	662.6	656.4	640.0	640.1	627.6
Mobile	143.5	136.3	131.9	139.0	134.1
Non-cable	20.1	18.8	17.6	17.0	14.4
Total	826.2	811.5	789.5	796.1	776.1
Business segment
Business	152.2	152.7	139.9	145.2	143.3

Total revenue	978.4	964.2	929.4	941.3	919.4

Segment contribution
Consumer segment	500.9	489.4	480.5	483.3	466.4
Business segment	89.1	87.6	76.1	87.1	86.3
Total segment contribution	590.0	577.0	556.6	570.4	552.7
Other operating and corporate costs	202.7	207.3	207.0	203.3	203.7
OCF (Total) (1)	387.3	369.7	349.6	367.1	349.0
Depreciation	244.4	246.5	242.5	227.8	235.3
Amortization	36.7	37.1	37.1	59.8	61.0
Goodwill and intangible asset impairments	—	—	—	4.7	—
Restructuring and other charges	4.5	6.5	0.4	9.8	1.6
Consolidated operating income	101.7	79.6	69.6	65.0	51.1

(1)          OCF (Total) is a non-GAAP financial measure.  See Appendix F for a discussion of the use of OCF (Total) as a non-GAAP financial measure and the reconciliation of OCF (Total) to GAAP operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

B2) QUARTERLY COSTS AND EXPENSES

(in £ millions) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
			(Adjusted)	(Adjusted)	(Adjusted)
Costs and expenses
Operating costs
Consumer cost of sales	250.1	248.5	233.2	247.5	238.5
Business cost of sales	46.8	47.8	44.9	42.0	40.6
Network and other operating costs (1)	98.7	97.8	98.7	90.1	95.5
Total operating costs	395.6	394.1	376.8	379.6	374.6

Selling, general and administrative expenses
Employee and outsourcing costs (2)	112.8	119.5	116.5	117.9	111.1
Marketing costs (3)	36.7	39.7	38.7	31.5	33.9
Facilities (4)	15.9	15.9	17.0	18.5	16.3
Other (5)	30.1	25.3	30.8	26.7	34.5
Total selling, general and administrative expenses	195.5	200.4	203.0	194.6	195.8

(1)          Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)          Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)          Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs.

(4)          Facilities costs include building costs, service costs, repairs and maintenance and utilities costs.

(5)          Other costs include billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

C1) CONSUMER OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
Consumer products (1)
Opening products (2)	13,386.6	13,265.8	13,033.5	12,804.6	12,604.7
Net product adds	99.9	120.8	232.3	228.9	199.9
Closing Consumer products (1) & (2)	13,486.5	13,386.6	13,265.8	13,033.5	12,804.6

Consumer products (1)
Telephone
Cable	4,161.0	4,175.3	4,178.0	4,146.6	4,120.0
Non-cable	161.2	154.4	147.6	139.8	124.9
	4,322.2	4,329.7	4,325.6	4,286.4	4,244.9

Television (2)	3,766.7	3,751.9	3,729.6	3,693.9	3,659.7
Digital TV	3,745.9	3,728.7	3,702.8	3,656.2	3,599.3
Analogue TV (2)	20.8	23.2	26.8	37.7	60.4

Broadband
Cable	3,969.8	3,936.0	3,910.1	3,837.8	3,774.2
Non-cable	273.1	271.8	269.6	265.7	253.2
	4,242.9	4,207.8	4,179.7	4,103.5	4,027.4
Mobile (1)
Contract	1,154.7	1,097.2	1,030.9	949.7	872.6

Total Consumer products (1) & (2)	13,486.5	13,386.6	13,265.8	13,033.5	12,804.6

Net Consumer product adds (1)
Telephone
Cable	(14.3)	(2.7)	31.4	26.6	16.0
Non-cable	6.8	6.8	7.8	14.9	12.4
	(7.5)	4.1	39.2	41.5	28.4

Television	14.8	22.3	35.7	34.2	37.0
Digital TV	17.2	25.9	46.6	56.9	56.0
Analogue TV	(2.4)	(3.6)	(10.9)	(22.7)	(19.0)

Broadband
Cable	33.8	25.9	72.3	63.6	39.0
Non-cable	1.3	2.2	3.9	12.5	7.5
	35.1	28.1	76.2	76.1	46.5
Mobile (1)
Contract	57.5	66.3	81.2	77.1	88.0

Net Consumer product adds in period (1)	99.9	120.8	232.3	228.9	199.9

(1)          The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release. Mobile contract includes both mobile broadband and mobile service contracts. Mobile contract net adds in Q2-10 included 9,300 customers who have been taking contract services since joining but had previously been recorded as prepay customers. A corresponding reduction is included in prepay net adds in the Q2-10.

(2)          As part of our analogue switch off programme during Q1-10 we identified 49,300 analogue customers as of December 31, 2009 that we do not expect to convert to digital products and services and do not receive any directly billable services from us. We have removed these customers from our customer and ATV product numbers for all periods presented.

C2) CABLE OPERATIONS STATISTICS (excluding Non-cable and Mobile Operations)

(data in 000’s except percentages, products/Customer and ARPU)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
Customers
Opening Customers (1)	4,768.9	4,761.8	4,723.5	4,694.9	4,686.8
Gross customer adds	236.0	188.6	193.1	198.6	213.8
Total customer disconnections	(221.9)	(181.5)	(154.8)	(170.0)	(205.7)
Net customer adds	14.1	7.1	38.3	28.6	8.1
Closing Customers (1)	4,783.0	4,768.9	4,761.8	4,723.5	4,694.9

Monthly Cable customer churn %(1)	1.6%	1.3%	1.1%	1.2%	1.5%

Products
Opening products (1)	11,863.2	11,817.7	11,678.3	11,553.9	11,461.9
Net product adds	34.3	45.5	139.4	124.4	92.0
Closing products (1)	11,897.5	11,863.2	11,817.7	11,678.3	11,553.9

Net product adds
Telephone	(14.3)	(2.7)	31.4	26.6	16.0
Television	14.8	22.3	35.7	34.2	37.0
DTV	17.2	25.9	46.6	56.9	56.0
ATV	(2.4)	(3.6)	(10.9)	(22.7)	(19.0)
Broadband	33.8	25.9	72.3	63.6	39.0
Total Net product adds	34.3	45.5	139.4	124.4	92.0

Products
Telephone	4,161.0	4,175.3	4,178.0	4,146.6	4,120.0
Television (1)	3,766.7	3,751.9	3,729.6	3,693.9	3,659.7
DTV	3,745.9	3,728.7	3,702.8	3,656.2	3,599.3
ATV (1)	20.8	23.2	26.8	37.7	60.4
Broadband	3,969.8	3,936.0	3,910.1	3,837.8	3,774.2
Total products (1)	11,897.5	11,863.2	11,817.7	11,678.3	11,553.9

Products / Customer (1)	2.49	2.49	2.48	2.47	2.46

Bundled Customers
Dual products	1,120.8	1,140.1	1,158.9	1,182.5	1,215.8
Triple products	2,996.9	2,977.1	2,948.6	2,886.2	2,821.6
Percentage of dual or triple products (1)	86.1%	86.3%	86.3%	86.1%	86.0%
Percentage of triple products (1)	62.7%	62.4%	61.9%	61.1%	60.1%

Cable ARPU (1) & (2)	£46.38	£45.88	£45.01	£45.28	£44.71
ARPU calculation:
Cable revenue (millions)	£662.6	£656.4	£640.0	£640.1	£627.6
Average customers (1)	4,763.4	4,768.8	4,739.5	4,712.6	4,679.0

(1)          As part of our analogue switch off programme during Q1-10 we identified 49,300 analogue customers as of December 31, 2009 that we do not expect to convert to digital products and services and do not receive any directly billable services from us. We have removed these customers from our customer and ATV product numbers for all periods presented.

(2)          As Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three.

C3) NON-CABLE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
Customers
Opening Customers	272.6	270.6	267.2	255.2	245.5
Net customer adds	1.4	2.0	3.4	12.0	9.7
Closing Customers	274.0	272.6	270.6	267.2	255.2

Products
Opening products
Telephone	154.4	147.6	139.8	124.9	112.5
Broadband	271.8	269.6	265.7	253.2	245.7
	426.2	417.2	405.5	378.1	358.2

Net product adds
Telephone	6.8	6.8	7.8	14.9	12.4
Broadband	1.3	2.2	3.9	12.5	7.5
	8.1	9.0	11.7	27.4	19.9

Closing products
Telephone	161.2	154.4	147.6	139.8	124.9
Broadband	273.1	271.8	269.6	265.7	253.2
	434.3	426.2	417.2	405.5	378.1

C4) MOBILE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
Contract Customers(1)
Opening Contract Customers	1,097.2	1,030.9	949.7	872.6	784.6
Net contract customer adds (3)	57.5	66.3	81.2	77.1	88.0
Closing Contract Customers(1)	1,154.7	1,097.2	1,030.9	949.7	872.6

Prepay Customers(2)
Opening Prepay Customers	1,976.2	2,028.9	2,225.0	2,323.3	2,449.5
Net prepay customer adds (3)	(63.9)	(52.7)	(196.1)	(98.3)	(126.2)
Closing Prepay Customers	1,912.3	1,976.2	2,028.9	2,225.0	2,323.3

Total Closing Customers(2)	3,067.0	3,073.4	3,059.8	3,174.7	3,195.9

Mobile ARPU (4)	£15.01	£14.36	£13.70	£14.00	£13.41
ARPU calculation:
Service revenue (millions)	£138.6	£131.9	£127.7	£132.9	£129.3
Average customers	3,077.7	3,061.8	3,106.3	3,164.4	3,213.6

(1)	Contract customers represents the number of contracts relating to either a mobile service or a mobile broadband contract.
(2)

Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3)

Contract net adds in Q2-10 includes 9,300 customers who have been taking contract services since joining but had previously been recorded as prepay customers. A corresponding reduction is included in prepay net adds in Q2-10.

(4)

Mobile ARPU is calculated on a quarterly basis by dividing service revenue (contract and prepay) for the period by the average number of active customers (contract and prepay) for the period, divided by three.

D)  FREE CASH FLOW CALCULATION

(in £ millions) (unaudited)

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and the reconciliation of FCF to GAAP net cash provided by operating activities.

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	387.3	369.7	349.6	367.1	349.0
Purchase of fixed and intangible assets	(150.5)	(146.0)	(181.5)	(155.5)	(120.4)
Interest expense (net)	(117.4)	(114.8)	(122.2)	(124.2)	(118.7)

Free Cash Flow (FCF)	119.4	108.9	45.9	87.4	109.9

E)  FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes. Certain comparative NCTA Fixed Asset Additions have been adjusted to conform with the current quarter’s presentation. NCTA Fixed Asset Additions have been revised to include the net impact of cable inventory additions previously reflected as Non NCTA Fixed Asset Additions in the appropriate NCTA category. Fixed Asset Additions (Accrual Basis) are from continuing operations. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
				(revised)	(revised)
NCTA Fixed Asset Additions
CPE	65.8	72.5	61.9	65.4	53.6
Scaleable infrastructure	50.3	52.0	44.1	57.4	38.0
Commercial	22.2	22.5	22.0	19.9	19.2
Line extensions	2.9	6.5	5.0	5.6	2.5
Upgrade/rebuild	7.3	7.5	8.0	10.0	14.2
Support capital	25.5	29.2	31.2	42.1	23.1
Total NCTA Fixed Asset Additions	174.0	190.2	172.2	200.4	150.6
Non NCTA Fixed Asset Additions	0.3	0.7	0.5	0.9	0.3
Total Fixed Asset Additions (Accrual Basis)	174.3	190.9	172.7	201.3	150.9

Fixed assets acquired under capital leases	(40.8)	(24.7)	(7.4)	(8.7)	(13.5)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	17.0	(20.2)	16.2	(37.1)	(17.0)
Total Purchase of Fixed and Intangible Assets	150.5	146.0	181.5	155.5	120.4

Comprising:
Purchase of Fixed Assets	150.5	146.0	181.5	155.6	120.4
Purchase of Intangible Assets	—	—	—	(0.1)	—
	150.5	146.0	181.5	155.5	120.4

F)  USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

Virgin Media uses certain financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. These measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined as follows:

•                  OCF or OCF (Total) is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

•                  Free Cash Flow (FCF) is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs.

•                  Fixed Asset Additions (Accrual Basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

Our management considers OCF is an important indicator of our operational strength and performance during the relevant periods. This measure excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from these measures as management believes they are not characteristic of our underlying business operations.   Our management considers FCF as a helpful measure in assessing our liquidity and prospects for the future. We believe FCF is useful to investors as a basis for comparing our performance and coverage ratios with other companies in our industry. In particular, we also believe that FCF reflects an additional way of viewing aspects of our operations that provide a more complete understanding of factors and trends affecting our business. Our management considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations.

Some of the significant limitations associated with the use of OCF as compared to operating income are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital.

OCF is most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income, net cash provided by operating activities and purchase of fixed and intangible assets, respectively. Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF, FCF or Fixed Asset Additions (Accrual Basis) with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure. As indicated in the tables, certain prior period amounts have been adjusted to reflect the disposal of VMTV.

The following tables present the reconciliations of OCF, FCF and fixed asset additions (accrual basis) to their nearest measure of financial performance in accordance with GAAP.

Reconciliation of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income

(in £ millions) (unaudited)

	Last twelve
	months ended	Three months ended
	September 30,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
				(Adjusted)	(Adjusted)
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	1,473.7	387.3	369.7	349.6	367.1

Reconciling items
Depreciation and amortization	(1,131.9)	(281.1)	(283.6)	(279.6)	(287.6)
Goodwill and intangible asset impairments	(4.7)	—	—	—	(4.7)
Restructuring and other charges	(21.2)	(4.5)	(6.5)	(0.4)	(9.8)
Operating income	315.9	101.7	79.6	69.6	65.0

	Last twelve
	months ended	Three months ended
	September 30,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008
	(Adjusted)	(Adjusted)	(Adjusted)	(Adjusted)	(Adjusted)
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	1,304.2	349.0	327.5	305.3	322.4

Reconciling items
Depreciation and amortization	(1,174.9)	(296.3)	(294.5)	(293.4)	(290.7)
Goodwill and intangible asset impairments	—	—	—	—	—
Restructuring and other charges	(50.4)	(1.6)	(23.6)	(5.4)	(19.8)
Operating income	78.9	51.1	9.4	6.5	11.9

Reconciliation of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Last twelve
	months ended	Three months ended
	September 30,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
				(Adjusted)	(Adjusted)

Free Cash Flow (FCF)	361.6	119.4	108.9	45.9	87.4

Reconciling items (see Note below):
Purchase of fixed and intangible assets	633.5	150.5	146.0	181.5	155.5
Changes in operating assets and liabilities	13.0	(0.7)	35.0	(41.4)	20.1
Non-cash compensation	28.8	6.2	7.9	7.3	7.4
Non-cash interest	13.8	34.2	(13.5)	10.9	(17.8)
Share of net income of affiliates	14.6	6.0	5.1	3.5	—
Realized foreign exchange (losses)/gains	(138.5)	0.2	(88.8)	(33.2)	(16.7)
Realized gains/(losses) on derivatives	80.6	(6.4)	52.5	25.5	9.0
Restructuring and other charges	(21.2)	(4.5)	(6.5)	(0.4)	(9.8)
Income taxes	23.3	14.0	4.4	2.4	2.5
Other	2.6	0.7	(0.5)	0.2	2.2
Net cash provided by operating activities	1,012.1	319.6	250.5	202.2	239.8

	Last twelve
	months ended	Three months ended
	September 30,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008
	(Adjusted)	(Adjusted)	(Adjusted)	(Adjusted)	(Adjusted)

Free Cash Flow (FCF)	305.9	109.9	79.3	55.4	61.3

Reconciling items (see Note below):
Purchase of fixed and intangible assets	551.1	120.4	147.9	144.2	138.6
Changes in operating assets and liabilities	(23.4)	(43.1)	37.4	(37.6)	19.9
Non-cash compensation	16.3	6.1	1.2	4.7	4.3
Non-cash interest	28.7	87.6	(0.8)	(17.7)	(40.4)
Share of net income of affiliates	19.4	1.1	0.6	—	17.7
Realized foreign exchange (losses)/gains	(36.8)	(3.1)	(20.9)	0.9	(13.7)
Realized gains/(losses) on derivatives	13.1	2.5	5.3	2.0	3.3
Restructuring and other charges	(50.4)	(1.6)	(23.6)	(5.4)	(19.8)
Income taxes	3.7	1.7	0.8	0.3	0.9
Other	(1.4)	0.3	(0.9)	(1.2)	0.4
Net cash provided by operating activities	826.2	281.8	226.3	145.6	172.5

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
			(Adjusted)	(Adjusted)	(Adjusted)

Fixed Asset Additions (Accrual Basis)	174.3	190.9	172.7	201.3	150.9

Fixed assets acquired under capital leases	(40.8)	(24.7)	(7.4)	(8.7)	(13.5)
Changes in liabilities related to fixed asset additions	17.0	(20.2)	16.2	(37.1)	(17.0)
Total Purchase of Fixed and Intangible Assets	150.5	146.0	181.5	155.5	120.4
Comprising:
Purchase of fixed assets	150.5	146.0	181.5	155.6	120.4
Purchase of intangible assets	—	—	—	(0.1)	—
	150.5	146.0	181.5	155.5	120.4